SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2016

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 2.02 Results of Operations and Financial Condition
On April 28, 2016 ProAssurance announced preliminary financial results for the first quarter of 2016. We expect to report net income of between $0.35 and $0.37 per diluted share and operating earnings of between $0.45 and $0.47 per diluted share when we release final first quarter results on May 9, 2016. We anticipate net earned premium in the quarter of approximately $177 million and a consolidated combined ratio of approximately 94.5%.
In spite of our strong underwriting performance, our investment result is below expectations. We expect our investment result to decline by approximately $7.0 million compared to the first quarter of last year. Net income from our core investment portfolio is expected to be approximately $2.0 million lower than the prior year’s quarter, while our equity in earnings of unconsolidated subsidiaries is expected to be lower by approximately $5.5 million. The decline in the return on these investments is the combined impact of lower returns from several alternative investments as well as an increase in the amount of amortization of tax credit investments.
We also expect net income for the quarter to be affected by realized investment losses, which we expect to be approximately $8.5 million in the quarter, compared to net realized investment gains of $4.8 million in the first quarter of 2015. We expect to recognize impairments of approximately $10.0 million, mostly within the energy space.
In the release disclosing preliminary results, ProAssurance Chairman and Chief Executive Officer W. Stancil Starnes noted, “Although we do not forecast earnings, we understand our results will fall below expectations in the investment community. That said, there are a number of positive trends in the quarter that tell us we are on the right path operationally. We remain solidly profitable, our Specialty P&C segment is retaining business despite intense competition in a stable loss environment, we saw gains in our cross-selling initiatives in the quarter, and our Workers’ Compensation segment continues to provide growth, as does our Lloyd’s segment.”
As background, our total energy related exposures are $200 million at March 31, 2016, or approximately 5% of invested assets. This includes $144 million of energy-related bonds (approximately $24 million below investment grade), a $24 million investment in a mid-stream focused energy infrastructure limited partnership, which was impaired by $3.1 million in the quarter, and $31 million of energy related, dividend-paying blue chip shares and MLPs.

Item 7.01 REGULATION FD DISCLOSURES
On April 28, 2016 ProAssurance announced preliminary financial results for the first quarter of 2016. The full text of the news release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
99.1 News release issued on April 28, 2016, disclosing ProAssurance’s preliminary results for the first quarter of 2016.
We are furnishing Exhibit 99.1 to this Current Report on Form 8-K solely for the purpose of incorporation by reference into Items 7.01 and 9.01. This exhibit shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

PROASSURANCE CORPORATION

By: /s/ Frank B. O’Neil
Frank B. O’Neil
Senior Vice President

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